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                                  EXHIBIT 10(e)


                           CHANGE IN CONTROL AGREEMENT




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                            COMMERCIAL BANK AGREEMENT
                     WITH EXECUTIVE REGARDING BENEFITS PAID
                       IN THE EVENT OF A CHANGE OF CONTROL

Commercial Bank (the "Bank") and the Executive (as named below) agree that the Executive will be eligible for certain benefits in accordance with the following.

I.       Change of Control Defined.

          - "Change of Control" for purposes hereof shall occur on or after the date upon which more than 50% of the common stock of Commercial National Financial Corporation or its successor or successors is acquired by an entity, person or group.

II.      Duration of Agreement.

         - The Executive shall be eligible for benefits hereunder for a period of 24 months beginning on the date upon which a "Change of Control" occurs (the "Benefit Period").

III.     Eligibility for Benefits.

         - The Executive shall become eligible for benefits hereunder upon a Change of Control followed by one or more of the following events occurring during the Benefit Period:

              - Termination of Executive's employment for reasons other than "Good Cause." ("Good Cause" shall be deemed to exist if and only if Executive engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation, or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the business or property of the Bank or the Executive is convicted of a criminal violation involving fraud or dishonesty);

              - There is a significant change in the nature or the scope of the Executive's authority or in his overall working environment;

              - Executive is assigned duties materially inconsistent with his present duties, responsibilities and status;


              - There is a material reduction in the Executive's monthly rate of base salary.

IV.      Amount of Benefits to be Received by Executive.

         - The amount payable to Executive shall be a single sum payment in the amount of 18 months of Executive's pay.

         -    The 18 months of Executive's pay shall be determined as follows:

              - A sum equal to the last 12 months of the Executive's base salary plus an amount equal to the Executive's average bonus over the last 3 years shall be divided by 12 and then multiplied by 18.

V.       Timing of Benefit.

         - Any benefits payable hereunder shall be paid to the Executive in the form of a single sum payment no later than 60 days after becoming eligible for benefits as set forth in paragraph III hereof.

VI.      Other Benefits.

         - No other benefits shall be payable under this document. Any other benefits to which Executive is entitled, including but not limited to health benefits, retirement benefits and the like shall be determined pursuant to the terms and conditions of each other separate respective plan.

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Effective Date of Document: October 21, 1998

                                COMMERCIAL BANK

                                By:      /s/ Scott E. Sheldon
                                         ---------------------------------------
                                         Scott E. Sheldon
                                Its:     Chairman

                                EXECUTIVE:
                                         /s/ Jeffrey S. Barker
                                         ---------------------------------------
                                         Jeffrey S. Barker



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